PROSPECTUS SUPPLEMENT NO. 14	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated May 1, 2006)	Registration No. 333-133072
UROPLASTY, INC.
1,918,809 Shares of Common Stock
and
1,180,928 Shares of Common Stock
Issuable Upon Exercise of Warrants
This prospectus supplement relates to shares of our common stock that may be sold at various times by certain selling shareholders. You should read this prospectus supplement no. 14, the prior prospectus supplements and the prospectus dated May 1, 2006, which are to be delivered with this prospectus supplement. Our May 1, 2006 prospectus is a combined prospectus under Rule 429(a) of the Securities Act of 1933, as amended, with our prior prospectus dated July 29, 2005 and supplements thereto (See Registration No. 333-126737 filed with the Securities and Exchange Commission on July 20, 2005 and declared effective on July 29, 2005).
This prospectus supplement contains our Current report on Form 8-K relating to an amendment to our Restated Articles of Incorporation. This report was filed with the Securities and Exchange Commission on October 25, 2006. The attached information supplements and supersedes, in part, the information contained in the prospectus.
Our common stock is traded on the American Stock Exchange under the symbol “UPI.” On October 26, 2006, the closing price of our common stock on the American Stock Exchange was $2.99 per share.
This investment is speculative and involves a high degree of risk. See “Risk Factors” on page 6 of the prospectus to read about factors you should consider before buying shares of the common stock.
Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
Prospectus Supplement dated October 27, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 24, 2006
UROPLASTY, INC.
(Exact name of registrant as specified in charter)

000-20989 (Commission File No.)	41-1719250 (IRS Employer Identification No.)
Minnesota
(State or other jurisdiction of incorporation or organization)
5420 Feltl Road
Minnetonka, Minnesota 55343
(Address of principal executive offices)
952-426-6140
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name and Address)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 of the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 Amendments to Articles of Incorporation.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES

Item 5.03 Amendments to Articles of Incorporation.
     At our annual meeting of shareholders held on October 24, 2006, our shareholders approved an amendment to our Restated Articles of Incorporation increasing the number of authorized shares for issuance to 40,000,000 shares from 20,000,000 shares.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Exhibit No.	Description
3.3	Amendment to Restated Articles of Incorporation (filed herewith).
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.
Dated: October 25, 2006

UROPLASTY, INC.
By:	/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer

Exhibit 3.3
CERTIFICATE OF AMENDMENT TO
RESTATED ARTICLES OF INCORPORATION OF
UROPLASTY, INC.
     The undersigned, being the Vice President, Chief Financial Officer and Treasurer of Uroplasty, Inc., a Minnesota corporation (the “Corporation”), in accordance with the Minnesota Business Corporation Act, does hereby certify that the Board of Directors, and a majority of all of the shareholders of the Corporation entitled to vote, adopted the following resolution on October 24, 2006:
AMENDMENT TO RESTATED ARTICLES OF INCORPORATION
     RESOLVED: That Article III of the Restated Articles of Incorporation of the Corporation is hereby amended in its entirety to read as follows:
“ARTICLE 3- CAPITAL STOCK
     3.1 Authorized Shares. The aggregate number of shares that the corporation has authority to issue shall be Forty Million (40,000,000) shares of common stock. Such shares shall not have any par value except that they shall have a par value of one cent ($.01) per share solely for the purpose of a statute or regulation imposing a tax or fee based upon the capitalization of a corporation, and except that they shall have such par value as may be fixed by the corporation’s Board of Directors for the purpose of a statute or regulation requiring the shares of the corporation to have a par value.”
     IN WITNESS WHEREOF, the undersigned has hereunto affixed his signature.

/s/ Mahedi A. Jiwani
Mahedi A. Jiwani
Vice President, Chief Financial Officer and Treasurer